EXHIBIT 1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (“First Amendment”) is made as of the 20th day of November 2002 by and among Cell Therapeutics, Inc., a Washington corporation (“CTI”), Harris Trust Company of California, a California corporation (“Harris”) and Computershare Investor Services LLC. (“Computershare”).

WHEREAS, CTI and Harris entered into that certain Rights Agreement dated as of November 11, 1996 (the “Rights Agreement”) pursuant to which, among other things, Harris agreed to act as rights agent (the “Rights Agent”);

WHEREAS, by letter dated September 24, 2002, Harris provided notice to CTI of its intent to sell the Rights Agent obligations and responsibilities to its affiliate Harris Trust and Savings Bank and requested that CTI amend the Rights Agreement in order to permit Harris Trust Savings Bank to act as the successor Rights Agent;

WHEREAS, in lieu of amending the Rights Agreement to permit Harris Trust Savings Bank to act as successor Rights Agent, CTI desires to remove Harris as its Rights Agent and appoint Computershare to succeed Harris as Rights Agent under the Rights Agreement and Computershare has indicated its desire to accept such appointment as Rights Agent;

WHEREAS, in accordance with Section 26 of the Rights Agreement, CTI, Harris and Computershare desire to amend the Rights Agreement as set forth below;

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, CTI, Harris and Computershare agree as follows:

1.    Except as otherwise set forth in this First Amendment, all capitalized terms used herein shall have the meaning set forth in the Rights Agreement.

2.    Section 21 of the Rights Agreement (“Change in Rights Agent”) is hereby amended by deleting it in its entirety and replacing it with the following:

21.    Change in Rights Agent.    The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty days’ prior notice in writing mailed to the Company and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights Certificates (or certificates for the Company Common Stock prior to the Distribution Date) by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 20 days’ prior notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights

Certificates (or certificates of Company Common Stock prior to the Distribution Date) by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate, or prior to the Distribution Date, the holder of a certificate for the Company Common Stock (who shall, with such notice, submit such holder’s Right Certificate or certificate for Company Common Stock, as the case may be, for inspection by the Company), then the registered holder of any Right Certificate, or prior to the Distribution Date, the holder of a certificate for the Company Common Stock may apply to any court or competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or any state of the United States in good standing, which is authorized under such laws to exercise corporate trust and/or stock transfer powers, shall be subject to supervision or examination by federal or state authorities and (b) shall have at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or at the time of its appointment as Rights Agent be an Affiliate of a corporation with a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Stock and the Company Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates (or certificates for the Company Common Stock prior to the Distribution Date). Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.

3.    CTI hereby appoints Computershare to serve as Rights Agent under the Rights Agreement succeeding Harris and Computershare hereby accepts such appointment, with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent without further act or deed.

4.    Section 3(c) is hereby amended by adding the following prior to the penultimate sentence thereof:

Until such time that additional certificates representing shares of Company Common Stock are prepared, such certificates shall bear the following legend:

“Computershare is the successor to Harris Trust Company of California as Rights Agent under the above-referenced Agreement.”

Following such time, as additional certificates representing shares of Company Common Stock are prepared, such certificates shall bear the following legend:

“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Cell Therapeutics, Inc. (the “Company”) and Computershare, as successor to Harris Trust Company of California, dated as of November 11, 1996 and amended as of November 20, 2002 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the stock transfer administration office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, shall become null and void.”

5.    In accordance with Section 21 of the Rights Agreement, Harris acknowledges that it has delivered and transferred to Computershare any property held by it pursuant to the Rights Agreement and agrees that it will execute and deliver any further assurance, conveyance, act or deed necessary for this purpose.

6.    Harris and Computershare each acknowledge that this First Amendment constitutes the notice by CTI required by Section 21 of the Rights Agreement of the appointment of Computershare as the successor Rights Agent.

7.    All references in the Rights Agreement (including the exhibits thereto) to Harris Trust Company of California shall be deemed to refer to Computershare or Computershare, as successor to Harris Trust of California, as applicable.

8.    The notice information for Harris set forth in Section 26 of the Rights Agreement is replaced with the following:

Computershare Investor Services LLC
9800D Topanga Canyon Blvd. # 358
Chatsworth, California 91311
Attention: John Castellanos

9.    CTI and Computershare each agree to make such other changes to the Rights Agreement as reasonably necessary to reflect the addition of Computershare as successor Rights Agent.

10.    This First Amendment shall be effective as of November 20, 2002.

11.    Except as amended hereby, the Rights Agreement and all exhibits thereto shall remain in full force and effect.

12.    This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 20th day of November 2002.

CELL THERAPEUTICS, INC.

By:	/S/ JAMES A. BIANCO
Name: James A. Bianco
Title: President and Chief Executive Officer

HARRIS TRUST COMPANY OF CALIFORNIA

By:	/S/ MARTIN J. MCHALE, JR.
Name: Martin J. McHale, Jr.
Title: Vice President

COMPUTERSHARE INVESTOR SERVICES LLC

By:	/S/ JOHN A. CASTELLANOS
Name: John A. Castellanos
Title: Relationship Manager